-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   Form 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (date of earliest event reported): July 13, 2000



                            PROTOCOL SYSTEMS, INC.
            (exact name of registrant as specified in its charter)

 Oregon                              0-19943                93-0913130
(State or other jurisdiction of      (Commission            (IRS Employer
incorporation or organization)       File Number)           Identification No.)
--------------------------------------------------------------------------------

8500 S.W. Creekside Place, Beaverton, Oregon                   97008
(Address of principal executive offices)                     (zip code)

      Registrant's telephone number, including area code: (503) 526-8500

Item 1.  CHANGES IN CONTROL OF REGISTRANT.

          On July 13, 2000, Welch Allyn Acquisition Corporation, an Oregon corporation (the "Purchaser") and a wholly owned subsidiary of Welch Allyn, Inc., a New York corporation ("Parent"), accepted for payment at a price of $16.00 per share, 7,812,592 shares of common stock, $0.01 par value per share (including the associated preferred stock purchase rights, the "Common Stock"), of Protocol Systems, Inc., an Oregon corporation (the "Company"), which were validly tendered and not properly withdrawn pursuant to the tender offer commenced on June 7, 2000 by the Purchaser (the "Tender Offer"). Such number of shares equaled approximately 95.0% of the outstanding shares of Common Stock. The Tender Offer expired at 12:00 midnight, New York City time, on Wednesday, July 12, 2000. The Purchaser provided for a subsequent offering period which is scheduled to expire at midnight, New York City time, on Wednesday, August 2, 2000. The Tender Offer was made pursuant to an Agreement and Plan of Merger, dated as of May 24, 2000 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser.

          The Merger Agreement provides that, following consummation of the Tender Offer and satisfaction or waiver of the other conditions set forth in the Merger Agreement, and in accordance with the provisions of applicable law, the Purchaser will be merged with and into the Company (the "Merger"). The Company will survive the Merger as a wholly-owned subsidiary of Parent. In the Merger, any remaining outstanding shares of Common Stock (other than shares of Common Stock owned by the Company, the Purchaser, Parent or a subsidiary of the Company or Parent, or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Oregon law) will be canceled and converted into the right to receive cash in the amount of $16.00 per share. The Company's board of directors (the "Board") has previously approved the Merger and the Merger Agreement. As a result of the Tender Offer, the affirmative vote of shareholders of the Company is not required to approve the Merger.

          The Purchaser has advised the Company that the source of funds for the Tender Offer, the Merger and related fees and expenses was a combination of a capital contribution and an inter-company loan from Parent. The Purchaser has advised the Company that the source of funds for Parent's capital contribution and loan to the Purchaser was cash on hand and the proceeds of borrowings under Parent's senior unsecured revolving credit facility with a syndication of lenders headed by Bank One, NA. The Purchaser has advised the Company that the credit agreement relating to the revolving credit facility contains the following material terms: (a) the $100 million credit facility is unsecured and will mature on June 30, 2005; (b) loans bear interest at (i) a floating rate based upon the prime rate or the effective federal funds rate plus .5% or (ii) a Eurodollar rate based upon the London interbank offered rate ("LIBOR") plus a margin ranging from .625% to 1.00% per annum, based upon Parent's leverage ratio (total debt to consolidated EBITDA (earnings before interest, taxes, depreciation, and amortization)) from time to time; (c) Parent agreed to pay a variable commitment fee ranging from .175% to .315% per annum (based upon Parent's leverage ratio from time to time) calculated on the unused portion of the revolving credit facility; (d) loans made under the credit agreement are subject to customary conditions, representations and warranties, affirmative and negative covenants and default provisions, and (e) financial covenants include an interest coverage ratio, a leverage ratio and a minimum net worth requirement.

          The Merger Agreement provides that, promptly upon the purchase by the Purchaser of shares of Common Stock pursuant to the Tender Offer, the Purchaser shall be entitled to designate up to such number of directors (the "Designees"), rounded up to the next whole number, on the Board as shall give the Purchaser representation on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the number of shares of Common Stock beneficially owned by the Purchaser bears to the total number of shares of Common Stock outstanding. The Merger Agreement provides further that the Company will take all actions necessary to cause the Designees to be elected to the Board, including all actions required pursuant to Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder.

          Effective July 14, 2000, (i) the following directors of the Company resigned: Frank E. Samuel, Jr., David F. Bolender, Ronald S. Newbower, Curtis M. Stevens and Steven E. Wynne; and (ii) the following Designees were elected to the Board: Peter H. Soderberg, M. Jack Rudnick, Bonita L. Labosky, Daniel J. Fisher and Douglas J. Linquest.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

          No financial statements are required to be filed as part of this Report. The following exhibits are filed as part of this Report.

          2.1 Agreement and Plan of Merger, dated as of May 24, 2000, by and among Protocol Systems, Inc., Welch Allyn, Inc. and Welch Allyn Acquisition Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on May 25,
               2000).


                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on July 27, 2000.

                                   PROTOCOL SYSTEMS, INC.
                                   (Registrant)



                                   /s/ Edward M. Kolasinski
                                   --------------------------------
                                        Edward M. Kolasinski
                                        Vice President and Chief Financial
                                        Officer